Exhibit 3.4

ENDORSED - FILED In the office of the Secretary of State of the State of California JAN 13 2009 Certificate of Amendment of Articles of Incorporation of Tamalpais Bancorp Carolyn Horan and Michael Moulton hereby certify that: 1. They are the duly elected and Board Chairman and Chief Financial Officer, respectively, of Tamalpais Bancorp, a California corporation (the Company). 2. The amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Company. 3. Article Four of the Articles of Incorporation of the Company is amended to read in full as set forth below: (a) This corporation is authorized to issue two (2) classes of shares designed “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 10,000,000. (b) The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to, provide for the issuance of Preferred Stock in one or more series. The Board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. (c) Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series. 4. The foregoing amendment to the Articles of Incorporation has been duly approved by the required vote of shareholders of the Company in accordance with Section 902 of the California Corporations Code. The Company has only one class of shares and the number outstanding is 3,823,634. The number of shares voting in favor of the amendment to the Articles of Incorporation of the Company equaled or exceeded the vote required, which is more than 50% of the outstanding shares. /s/ Carolyn Horan, Carolyn Horan, Chairman of the Board /s/ Michael Moulton, Michael Moulton, Chief Financial Officer

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment of Articles of Incorporation are true and correct of our own knowledge, Date: January 8, 2009 /s/ Carolyn Horan, Carolyn Horan, Chairman of the Board /s/ Michael Moulton, Michael Moulton, Chief Financial Officer